Exhibit 10.1

POTLATCH CORPORATION

ANNUAL INCENTIVE PLAN

Amended and Restated Effective January 1, 2009

POTLATCH CORPORATION

ANNUAL INCENTIVE PLAN

Amended and Restated Effective January 1, 2009

1.	ESTABLISHMENT AND PURPOSE

(a) The Potlatch Corporation Annual Incentive Plan (the “Plan”) was adopted effective January 1, 2009, subject to shareholder approval, by the Board of Directors of Potlatch Corporation to provide meaningful financial rewards to those employees of Potlatch Corporation and its subsidiaries who are in a position to contribute to the achievement by Potlatch Corporation and its subsidiaries of significant improvements in profit performance and growth.

(b) The Plan is the successor plan to the Potlatch Corporation Management Performance Award Plan II, as amended through February 20, 2008 (the “Prior Plan”). Effective December 31, 2008, the Prior Plan was frozen and no new Award deferrals will be made under it; provided, however, that any Award deferrals made under the Prior Plan before January 1, 2009, continue to be governed by the terms and conditions of the Prior Plan as in effect on December 31, 2008, or on the date of any later amendment.

(c) Any Award deferrals made under the Prior Plan after December 31, 2008, are deemed to have been made under the Plan and all such deferrals are governed by the terms and conditions of the Plan as it may be amended from time to time.

(d) The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and, in the case of covered employees, the exception for “qualified performance-based compensation” under Section 162(m) of the Code.

(e) The Plan was approved by the shareholders of Potlatch Corporation on May 5, 2008.

2.	DEFINITIONS

(a) “Award” means an award under the Plan.

(b) “Award Year” means a Year with respect to which Awards are made.

(c) “Board of Directors” means the Board of Directors of Potlatch.

(d) “CEO” means the Chief Executive Officer of Potlatch.

(e) “Change of Control” means the effective date of any one of the following events:

(i) Upon consummation of a merger or consolidation involving Potlatch (a “Business Combination”), in each case, unless, following such Business Combination,

(A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of Potlatch (the “Outstanding Common Stock”) and the then outstanding voting securities of Potlatch entitled to vote generally in the election of directors (the “Outstanding Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns Potlatch either directly or through one or more subsidiaries),

(B) no individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act)) (a “Person”) (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by Potlatch or any of its Subsidiaries or such other corporation or other entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock or common equity of the corporation or other entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation or other entity except to the extent that such ownership is based on the beneficial ownership, directly or indirectly, of Outstanding Common Stock or Outstanding Voting Securities immediately prior to the Business Combination, and

(C) at least a majority of the members of the board of directors or similar governing body of the corporation or other entity resulting from such Business Combination were members of the Board of Directors at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(ii) On the date that individuals who, as of 11:59 p.m. (Pacific) on the date of the Distribution, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual who becomes a member of the Board of Directors on or subsequent to the day immediately following the date of the Distribution whose election, or nomination for election by Potlatch’s stockholders, was approved by a vote of at least a majority of the members of the Board of Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this proviso, any such individual whose appointment to the Board of Directors occurs as a result of an actual or threatened election contest with respect to the election or removal of a member or members of the Board of Directors, an actual or threatened solicitation of proxies or consents or any other actual or threatened action by, or on behalf of, any Person other than the Incumbent Board; or

(iii) Upon the acquisition on or after the date of the Distribution by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either

(A) the then Outstanding Common Stock, or

(B) the combined voting power of the Outstanding Voting Securities;

provided, however, that the following acquisitions shall not be deemed to be covered by this paragraph (iii):

(I) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by the Corporation,

(II) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Corporation, or

(III) any acquisition of Outstanding Common Stock or Outstanding Voting Securities by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2(e)(i); or

(iv) Upon the consummation of the sale, lease or exchange of all or substantially all of the assets of Potlatch; or

(v) Upon the approval by the stockholders of Potlatch of a complete liquidation or dissolution of Potlatch.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the committee which shall administer the Plan in accordance with Section 3.

(h) “Corporation” means Potlatch and its Subsidiaries.

(i) “Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code and the regulations thereunder.

(j) “Distribution” means the distribution by Potlatch to its stockholders of all of the outstanding shares of the common stock of Clearwater Paper Corporation then owned by Potlatch, pursuant to the Separation and Distribution Agreement between Potlatch and Clearwater Paper Corporation.

(k) “Employee” means a full-time salaried employee (including any Officer) of the Corporation.

(l) “Guidelines” means the Potlatch Corporation Stock Ownership Guidelines.

(m) “Officer” means any Employee who is a Board of Directors elected officer of the Corporation and who is the chief manager of an Organization Unit.

(n) “Organization Unit” means a major organizational component or profit center of the Corporation as determined in accordance with rules and regulations adopted by the Committee, the Employees of which are eligible to participate in the Plan.

(o) “Participant” means any Officer and any Employee actively employed by the Corporation during an Award Year in an Organization Unit in a position designated as a participating position in accordance with rules and regulations adopted by the Committee.

(p) “Plan” means the Potlatch Corporation Annual Incentive Plan, adopted effective January 1, 2009.

(q) “Potlatch” means Potlatch Corporation, a Delaware corporation.

(r) “Prior Plan” means the Potlatch Corporation Management Performance Award Plan II, adopted effective January 1, 2005, as amended through February 20, 2008.

(s) “Separation from Service” means termination of a Participant’s service as an employee consistent with Section 409A of the Code and the regulations promulgated thereunder. For purposes of the Plan, “Separation from Service” generally means termination of a Participant’s employment as a common-law employee of Potlatch and each Affiliate (as defined herein) of Potlatch. A Separation from Service will not be deemed to have occurred if a Participant continues to provide services to Potlatch or an Affiliate in a capacity other than as an employee and if the former employee is providing a level of bona fide services that is fifty percent (50%) or more of the average level of services rendered during the immediately preceding thirty-six (36) months of employment with Potlatch or an Affiliate; provided, however, that a Separation from Service will be deemed to have occurred if it is reasonably anticipated that a Participant’s service with Potlatch and its Affiliates will terminate after a certain date or the level of bona fide services that the Participant will perform after such date (whether as an employee or another capacity) will permanently reduce to a rate that is less than twenty percent (20%) of the bona fide level of services rendered, on average, during the immediately preceding thirty-six (36) months (or if employed by Potlatch and its Affiliates less than thirty-six (36) months, such lesser period). However, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual’s right to reemployment with the service recipient is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. For purposes of determining when a Separation from Service occurs, “Affiliate” means any other entity which would be treated as a single employer with Potlatch under Section 414(b) or (c) of the Code, provided that in applying such Sections and in accordance with the rules of Treasury Regulations Section 1.409A-1(h)(3), the language “at least 50 percent” shall be used instead of “at least 80 percent.”

(t) “Subsidiary” means any corporation fifty percent (50%) or more of the voting stock of which is owned by Potlatch or by one or more of such corporations.

(u) “Year” means the calendar year.

3.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Executive Compensation and Personnel Policies Committee of the Board of Directors, or such other committee as may be designated and appointed by the Board of Directors, which shall consist of at least three (3) members of the Board of Directors. Notwithstanding the foregoing, with respect to Participants who are Covered Employees, except in the case of a Change of Control as explained below, the Committee shall consist solely of “outside directors” within the meaning of Section 162(m). No member of the Committee shall be eligible to participate and receive Awards under the Plan while serving as a member of the Committee.

In addition to the powers and duties otherwise set forth in the Plan, the Committee shall have full power and authority to administer and interpret the Plan, to establish procedures for administering the Plan, to adopt and periodically review such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to properly carry out the provisions of the Plan, to receive and review an annual report to be submitted by the CEO which shall describe and evaluate the operation of the Plan, and to take any and all necessary action in connection therewith. The Committee’s interpretation and construction of the Plan and its determination of the amount of any Award thereunder shall be conclusive and binding on all persons. In making such determinations, the Committee shall be entitled to rely on information and reports provided by the CEO.

Within thirty (30) days after a Change of Control, the Committee shall appoint an independent committee consisting of at least three (3) current (as of the effective date of the Change of Control) or former Corporation officers and directors, which shall thereafter administer all claims for benefits under the Plan. Upon such appointment the Committee shall cease to have any responsibility for claims administration under the Plan.

4.	ELIGIBILITY AND PARTICIPATION

In accordance with rules and regulations adopted by the Committee, the CEO (the Committee in the case of Covered Employees) shall designate the Organization Units and the individuals who will participate in the Plan for an Award Year.

5.	AWARDS

Awards shall be determined in accordance with Sections 6, 7 and 8 and announced to Participants by March 1 following the close of the Award Year and, unless deferred in accordance with Potlatch’s Management Deferred Compensation Plan, shall be paid no later than March 15 following the close of the Award Year.

6.	DETERMINING THE ACTUAL FUNDED BONUS POOL

The total amount of Awards made to all Participants with respect to any Award Year shall be determined pursuant to this Section 6.

(a) Target Bonus Pool. The Target Bonus Pool for an Award Year shall be determined first. The Target Bonus Pool for an Award Year shall be the sum of the Target Bonuses for all Participants for the Award Year. A Participant’s Target Bonus shall be an amount equal to a percentage of the Participant’s base salary, based on the position to which the Participant is assigned, as determined in accordance with rules and regulations adopted by the Committee. If a Participant does not qualify as a Participant for the entire period of the applicable Award Year, the Target Bonus will be prorated to reflect the number of half calendar months that the Employee was a Participant.

(b) Actual Funded Bonus Pool. The Actual Funded Bonus Pool for an Award Year shall be determined next. The Actual Funded Bonus Pool for each Award Year shall be determined in accordance with rules and regulations adopted by the Committee. The Actual Funded Bonus Pool shall be represented by a bookkeeping entry only and no Employee of the Corporation shall have any vested right therein. The Actual Funded Bonus Pool for an Award Year shall be equal to the Target Bonus Pool for the Award Year adjusted by one or more “Corporate Performance Modifiers”. A Corporate Performance Modifier shall be a percentage determined in accordance with rules and regulations adopted by the Committee. A Corporate Performance Modifier may range from a minimum of zero to a maximum of two hundred percent (200%). In its rules and regulations concerning the determination of the Corporate Performance Modifiers, the Committee may take into consideration one or more of the following financial measures of profit performance, and a comparison of such performance against the performance of other major competitors: increase in funds from operations (“FFO”), consolidated earnings per share, return on shareholder equity, and return on invested capital.

7.	ALLOCATING THE ACTUAL FUNDED BONUS POOL AMONG ORGANIZATION UNITS

The Actual Funded Bonus Pool for each Award Year shall be allocated among the Organization Units in accordance with rules and regulations adopted by the Committee. In the case of the Organization Unit that includes corporate management employees (including the CEO), this allocation shall be based on the portion of the Target Bonus Pool that was attributable to the employees in that Organization Unit. In the case of Organization Units that include operating division employees, this allocation shall be based on what portion of the Target Bonus Pool was attributable to the employees in each Organization Unit (25% weight), and on the extent to which the division met its earnings before interest, taxes, depreciation, depletion and amortization (“EBITDDA”) target (75% weight). The resulting allocations may be adjusted up or down at the discretion of the CEO, except that they may not be adjusted up in the case of a Covered Employee.

8.	DETERMINING INDIVIDUAL AWARDS

Each Officer shall determine the amount of the Award to each Participant who is assigned to such Officer’s Organization Unit in accordance with rules and regulations adopted by the Committee, by allocating such Organization Unit’s portion of the Actual Funded Bonus Pool among the Participants employed in such Organization Unit in proportion to the product of the Participant’s Target Bonus and the Participant’s individual performance modifier. Each Participant’s Award shall be subject to review by and approval of the CEO. Notwithstanding the foregoing, in the case of an Award to an Officer, the CEO, any Covered Employee, or any individual who is subject to Section 16 of the Exchange Act , this determination shall be made solely by the Committee.

The Committee shall determine the Covered Employee’s, Officer’s or other Section 16 individual’s individual performance modifier at the same time as it determines his or her Target

Bonus at the beginning of the Award Year. The Committee may decrease, but not increase, the individual performance modifier when it determines the Covered Employee’s actual Award after the end of the Award Year. Such Covered Employee’s Award also may not be increased based on his or her individual performance or based on decreases in other Participants’ bonuses relative to their Target Bonuses based on their individual performance.

In no event may the Award granted to the CEO exceed $2.5 million, or the Award granted to any other individual Covered Employee exceed $1.5 million.

9.	FORM AND TIME OF PAYMENT OF AWARDS

(a) All non-deferred Awards under the Plan shall be paid in cash to all Participants other than those subject to the Guidelines. For a Participant subject to the Guidelines, the Award shall be paid in a combination of fifty percent (50%) cash and fifty percent (50%) common stock of Potlatch if the Participant has not incrementally reached the required ownership level at the end of each of his or her first five (5) years under the Guidelines or has not maintained one hundred percent (100%) of the applicable guideline amount in subsequent years. The number of shares of common stock shall be determined by dividing the dollar value of the portion of the Award allocated as stock by the closing price of Potlatch’s common stock on the date of the Committee meeting at which the Award payments are approved. Award amounts shall be prorated for the portion of the Award Year the Employee was an eligible Participant in accordance with rules and regulations adopted by the Committee. A Participant whose employment is terminated before the payment of an Award for any reason other than death, disability (within the meaning of Section 409A(a)(2)(C) of the Code) or (in the case of Employees who are not Covered Employees) early, normal or deferred retirement under the Potlatch Salaried Retirement Plan shall not be entitled to receive an Award. Notwithstanding any other provision of this Plan, in no event may the achievement of performance goals for any Participant who is a Covered Employee be waived except in the event of such Participant’s death or disability (within the meaning of Section 409A(a)(2)(C) of the Code) or pursuant to Section 15 below.

(b) Notwithstanding the foregoing, a Participant may be permitted to elect to defer receipt of payment of all or a portion of an Award subject to, and in accordance with, the terms of Potlatch’s Management Deferred Compensation Plan.

(c) Notwithstanding any other provision of the Plan, the Board of Directors or the Committee may, in its sole discretion, determine limits on the amount and alter the time and form of payment of Awards with respect to an Award Year if any of the following conditions occurs: (i) Potlatch does not declare cash dividend with respect to its common stock during such Award Year, or (ii) the Actual Funded Bonus Pool determined pursuant to Section 6(b) for such Award Year exceeds six percent (6%) of Potlatch’s consolidated net earnings, before taxes, for such Award Year.

10.	SPECIAL AWARDS FUND

(a) Creation of the Fund. A Special Awards Fund shall be established with respect to each Award Year in an amount determined by the Committee but not to exceed ten percent

(10%) of the Target Bonus Pool for such Award Year. The Special Awards Fund shall be represented by a bookkeeping entry only and no Employee of the Corporation shall have any vested right therein. The Special Awards Fund shall be in addition to the Bonus Pool created under Sections 5-9 above.

(b) Eligibility. Awards may be made in a total amount equal to the Special Awards Fund to those Employees of the Corporation who are not Participants with respect to such Award Year, but who in the judgment of an Officer have made outstanding contributions to the success of the Corporation.

(c) Selection. After the close of the Award Year, recipients of Awards under the Special Awards Fund shall be selected by the CEO upon the recommendation of an Officer. The amount of each individual’s Award under the Special Awards Fund shall be determined by the CEO upon the recommendation of an Officer and shall fall within a range set forth in rules and regulations adopted by the Committee, expressed as minimum and maximum percentages of annualized salary at the end of the year. Awards under the Special Awards Fund shall be announced by March 1 following the close of the Award Year.

(d) Payment. Awards under the Special Awards Fund shall be paid in full in cash no later than March 15 following the close of the Award Year.

11.	NO ASSIGNMENT OF INTEREST

The interest of any person in the Plan or in payments to be received pursuant to it shall not be subject to option or assignable either by voluntary or involuntary assignment or by operation of law, and any act in violation of this section shall be void.

12.	EMPLOYMENT RIGHTS

The selection of an Employee as a Participant shall not confer any right on such Employee to receive an Award under the Plan or to continue in the employ of the Corporation or limit in any way the right of the Corporation to terminate such Participant’s employment at any time.

13.	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors or the Committee may amend, suspend or terminate the Plan at any time; provided, however, that any amendment adopted or effective on or after July 1 in any Award Year which would adversely affect the calculation of a Participant’s Award or the Participant’s eligibility for an Award for such Award Year shall be applied prospectively from the date the amendment was adopted or effective, whichever is later; provided, further that if the Plan is terminated effective on or after July 1 in any Award Year such termination shall not adversely affect any Participant’s eligibility for a pro rata share of an Award for the period of such Award Year before the date the termination was adopted or effective, whichever is later, subject to all other applicable terms and conditions of the Plan. The foregoing notwithstanding, no amendment adopted nor termination of the Plan following the occurrence of a Change of Control shall be effective if it (a) would reduce a Participant’s Target Bonus for the Award Year in which the Change of Control occurs, (b) would reduce an Award earned and payable to a

Participant in respect of the Award Year that ended immediately before the Award Year in which the Change of Control occurs, or (c) modify the provisions of this sentence.

Notwithstanding the foregoing, the Vice President, Human Resources of Potlatch shall have the power and authority to amend the Plan with respect to any amendment that (i) does not materially increase the cost of the Plan to the Corporation or (ii) is required to comply with new or changed legal requirements applicable to the Plan, including, but not limited to, Section 409A of the Code.

Without approval by vote of the shareholders, neither the Board nor the Vice President, Human Resources of Potlatch shall adopt any amendment that would modify the material terms of the Plan (within the meaning of Section 162(m) of the Code) as to Covered Employees.

14.	SUCCESSORS AND ASSIGNS

The Plan shall be binding upon the Corporation, its successors and assigns, and any parent corporation of the Corporation’s successors or assigns. Notwithstanding that the Plan may be binding upon a successor or assign by operation of law, the Corporation shall require any successor or assign to expressly assume and agree to be bound by the Plan in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

15.	CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary, this Section 15 shall apply with respect to the determination of Awards and the payment of Awards following a Change of Control. In the event that the employment of a Participant terminates following a Change of Control, such Participant shall be guaranteed payment of a prorated Award for the Award Year in which the Change of Control occurs determined in accordance with Section 8 based on the Participant’s Target Bonus. A prorated Target Bonus shall be calculated by multiplying the Participant’s Target Bonus for the applicable Award Year by a fraction, the numerator of which is the number of full months in the Award Year completed at the effective time of the Change of Control, and the denominator of which is twelve (12). With respect to any Award earned but not yet paid in respect of the Award Year that ended immediately before the Award Year in which a Change of Control that also is a change in the ownership or effective control of Potlatch or a change in the ownership of a substantial portion of the assets of Potlatch as defined in the regulations promulgated under Section 409A of the Code (a “Code Section 409A Change of Control”) occurs, each Participant shall be guaranteed payment of his or her Award determined in accordance with Section 8 based on the performance results for the applicable Award Year. Awards paid pursuant to this Section 15 shall be paid in a lump sum in cash upon the earliest of (i) the time prescribed in Sections 5 and 9(a), or (ii) the date the Participant Separates from Service for any reason other than “misconduct,” as defined in Potlatch’s Severance Program for Executive Employees or Salaried Severance Plan, whichever applies to the Participant, following the Code Section 409A Change of Control.